PRICING SUPPLEMENT NO. 96-40 Dated February 6, 1997    Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996      File No. 33-64357







                   BENEFICIAL CORPORATION


                 Medium-Term Notes, Series H
                     (Book Entry Notes)




The Price to Public of these Medium-Term Notes, Series H, is
100% (as a percentage of Principal Amount).  The Principal
Amount,  Settlement Date (Original Issue Date), Maturity
Date and Interest Rate Per Annum are as follows:



                                                     Interest
Principal   Settlement                 Maturity      Rate
Amount      Date                       Date          Per Annum


$40,000,000   February 11, 1997   February 12, 2002   6.625%
$55,000,000   February 11, 1997   February 11, 2003   6.75%
$ 1,000,000   February 11, 1997   February 12, 2007   7.05%